Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (hereinafter "Agreement") is entered into as of the 5th day of February, 2013 (the “Effective Date”), by and between SCORPEX, INC., a Nevada corporation (hereinafter referred to as "SELLER"), and JPX GLOBAL, INC., a Nevada corporation (hereinafter referred to as "BUYER"), collectively referred to hereinafter as the “Parties” or individually as a “Party.”

W I T N E S S E T H:

WHEREAS, SELLER is party to certain agreements is the operator of that certain full service waste disposal and recycling company known as “Scorpex”, which business also utilizes certain personal property, trade name(s), telephone listings, the domain name www.scorpex.com, accounts, supplier and customer lists, banking and brokerage relationships, goodwill, furniture and other tangibles and intangibles located therein, which items are used in connection therewith and/or used in the operation thereof (all of which shall sometimes be referred to herein as the "Business"); and

WHEREAS, BUYER desires to purchase and SELLER desires to sell certain assets of the Business which are owned by the Seller, and the parties hereto have reached an understanding with respect to the purchase and the sale of such assets.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1.             “Acquired Assets” shall have the meaning set forth in Section 2.1.

1.2.             “Agreement” shall have the meaning set forth in the preamble above.

1.3.             “Assumed Liabilities” shall have the meaning set forth in Section 2.2.

1.4.             “Business” shall have the meaning set forth in the recitals above.

1.5.             “Buyer” shall have the meaning set forth in the preamble above.

1.6.             “Effective Date” shall have the meaning set forth in the preamble above.

1.7.             “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

1.8.             “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all Marks, trademarks, service marks, trade dress, logos, slogans, trade names (including, but not limited to, “Scorpex”), corporate names, Internet domain names (including, but not limited to www.scorpex.com) and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (c) all mask works and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, trading or hedging strategies, processes, or techniques, technical data, designs, drawings, specifications, customer, purchaser, buyer, distributor, and supplier lists or information, banking, financing, or broker contact information, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including source code, executable code, data, databases, and related documentation), (f) all advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

1.9.             “Marks” shall have the meaning set forth in Section 2.1.

1.10.          “Parties” or “Party” shall have the meaning set forth in the preamble above.

1.11.          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

1.12.          “Seller” shall have the meaning set forth in the preamble above.

1.13.          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

2.	PURCHASE AND ASSUMPTION

2.1.             Purchase of Certain Assets. Effective at midnight on the Effective Date, SELLER hereby sells, assigns, transfers and conveys to BUYER and BUYER hereby purchases from SELLER for the consideration herein provided, the following assets of SELLER (hereafter, the “Acquired Assets”):

                                                    (a)            all the personal property, furniture, telephones, computers, servers, printers, office machines, furnishings, trade fixtures, and all other tangible personal property owned by SELLER that are located at the Business, used in or associated with the Business, or used in connection with the ownership or operation of the Business;

                                                   (b)            all Intellectual Property, including all right, title and interest of SELLER in and to the name "Scorpex" and any variation thereof, and in and to any and all tradenames, trademarks and service marks used by SELLER in connection with the Business (hereinafter collectively referred to as the "Marks");

                                                    (c)            SELLER's files, lists, and reports reasonably necessary for the operation of the Business by BUYER or required by state, provincial, or federal rules and regulations to be maintained by the Business;

                                                   (d)            all contracts or agreements involving waste storage, disposal and recycling, including those classified as industrial, toxic, and hazardous.;

                                                   (e)            all inventory of SELLER as set forth as specifically set forth in the inventory list including a 10 year lease from Tratamientos Ambientales Scorpion ("TAS") to operate at the Ensenada Mexico Site and use of all permits and titles from local, federal and state governments, with an option to extend every ten 10 years if operations have commenced. Royalty rate is 5% of net profits to TAS;

                                                     (f)            all of SELLER's right, title and interest in and to the domain name and website www.scorpex.com, present telephone listing(s), advertisements, and current telephone number(s) of the Business; and

                                                    (g)            all of the goodwill associated with the Business and/or the Marks.

2.2.             Excluded Assets. None

2.3.             Assumption of Certain Liabilities. None

3.	PURCHASE PRICE

3.1.             Purchase Price. BUYER shall pay to SELLER the Purchase Price of 105,000,000 shares of common stock of the purchaser or its subsidiary company.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

4.1.             Organization of Seller. SELLER is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

4.2.             Authorization of Transaction. SELLER has full power and authority (including full corporate power or other entity and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of SELLER and the stockholders of SELLER have duly authorized the execution, delivery, and performance of this Agreement by SELLER. This Agreement constitutes the valid and legally binding obligation of SELLER, enforceable in accordance with its terms and conditions.

4.3.             Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SELLER is subject or any provision of the charter or bylaws of SELLER or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SELLER is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). SELLER does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4.             Title to Assets. SELLER has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on its most recent balance sheet of SELLER provided to BUYER, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business. Without limiting the generality of the foregoing, SELLER has good and marketable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer, as they may specifically pertain to any such Acquired Assets.

4.5.             Undisclosed Liabilities. SELLER has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the most recent balance sheet of SELLER provided to BUYER or included in the list of Assumed Liabilities or Excluded Liabilities as described in Section 2 herein, and (ii) Liabilities which have arisen in the ordinary course of business after the date of the most recent balance sheet provided to BUYER.

4.6.             Legal Compliance. SELLER and its predecessors and affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, provincial, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.7.             Tax Matters.

                                                    (a)            SELLER has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by SELLER have been paid. No claim has ever been made by an authority in a jurisdiction where SELLER does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of SELLER that arose in connection with any failure (or alleged failure) to pay any Tax.

                                                   (b)            SELLER has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (and equivalent forms in Canada and the province of Quebec) required with respect thereto have been properly completed and timely filed.

4.8.             Intellectual Property.

                                                    (a)            SELLER owns or possess or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business. Each item of Intellectual Property owned or used by SELLER immediately prior to the Closing hereunder will be owned or available for use by BUYER on identical terms and conditions immediately subsequent to the Closing hereunder. SELLER has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                                                   (b)            SELLER has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no stockholder of SELLER, or any director or officer (or employee with responsibility for Intellectual Property matters) of SELLER has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SELLER must license or refrain from using any Intellectual Property rights of any third party).

4.9.             Material Contracts. SELLER has delivered to BUYER a correct and complete copy of each written agreement between SELLER or any affiliate thereof and any customer, purchaser, seller, supplier, broker, banker, financier, or other third parties including, without limitation, all contracts or agreements involving the purchase or sale of metals, ores, or other commodities. With respect to each such agreement: (A) the agreement is freely assignable from SELLER to BUYER without requiring the consent of any third party; (B) the agreement is legal, valid, binding, enforceable, and in full force and effect; (C) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to herein); (D) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (E) no party has repudiated any provision of the agreement.

5.	MISCELLANEOUS PROVISIONS

5.1.             Notice.

                                                    (a)            Any and all notices and demands by any party hereto to any other party required or desired to be given hereunder shall be in writing and shall be validly given or made if served personally or if deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, or if sent by facsimile transmission, with evidence of transmission. If such notice or demand is given personally or by facsimile transmission, service shall be conclusively deemed upon receipt. If such notice or demand be served by registered or certified mail, service shall be conclusively deemed made three (3) days after the deposit thereof in the United States mail addressed to the party to whom such notice is to be given as hereinafter set forth, or upon receipt, whichever is sooner.

                                                   (b)            Any notice or demand to SELLER shall be addressed and mailed or sent by facsimile transmission to:

SCORPEX, INC.

10300 West Charleston Blvd. 13-160

Las Vegas, Nevada 89135

rambo1342@aol.com

                                                    (c)            Any notice or demand to BUYER shall be addressed and mailed or sent by facsimile transmission to:

JPX GLOBAL, INC.

9864 E GRAND RIVER, STE 110-301

BRIGHTON, MI 48116

foranj@cox.net

                                                   (d)            Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto.

                                                   (e)            All notices hereunder shall be as specific as reasonably necessary to enable the party receiving the same to respond thereto.

5.2.             Nevada Law. The laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement.

5.3.             Agreement Controls. In the event of any conflict between the Exhibits hereto and this Agreement, this Agreement shall control.

5.4.             Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, successors, personal representatives, and permitted assigns.

5.5.             Partial Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

5.6.             Time of Essence. Time is of the essence of this Agreement and all terms, provisions, covenants and conditions hereof.

5.7.             Captions. The captions appearing at the commencement of the sections and paragraphs hereof are only for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or content of this Agreement, nor in any way affect this Agreement.

5.8.             Fees and Expenses. Other than as set forth herein, SELLER and BUYER shall each bear their own expenses, including, but not limited to, legal fees incident to the negotiation of the preparation of this Agreement and the consummation of the transactions contemplated hereby. In the event of any action at law or in equity to secure or protect rights hereunder, or as a result of any breach, or to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable counsel fees together with court costs and expenses incurred in connection with the litigation.

5.9.             Entire Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained herein and supersedes all prior agreements,

representations and understandings of the parties. No addition to or modification of this Agreement shall be binding unless executed in writing by, all parties. Except as may be otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing by the party making the waiver.

5.10.          Assignment of Licenses. To the extent allowed by law, SELLER hereby assigns to BUYER all licenses, certifications, permits and authorizations issued by any governmental agency, body or authority in connection with or relating to the Business or the Property, and SELLER shall immediately notify any agencies which provide reimbursement at the facility to make all future payments directly to BUYER.

5.11.          Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first herein above written.

SELLER:

SCORPEX, INC.

By: /s/ Joseph Caywood

Joseph Caywood, President

BUYER:

JPX GLOBAL, INC.

By: /s/ James P. Foran

James P. Foran, President